Exhibit 21

ANNEX A

PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION.

No. PN-[•]	Date of Issuance
$[•]	December 31, 2012

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, BROOKFIELD ASSET MANAGEMENT INC., an Ontario corporation (the “Company”), hereby promises to pay to the order of [___________] or its assigns (the “Lender”), the principal sum of $[•], without interest thereon (other than penalty interest, if any, payable pursuant to paragraph 5 hereof).

1.                  Payment. The Company shall pay to Lender in cash the entire principal amount of this Note in full on January 7, 2013. All payments shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company. The Company hereby waives demand, notice, presentment, protest and notice of dishonor. The Company may prepay all or any portion of this Note at any time without penalty.

2.                  Security. This Note is a general unsecured obligation of the Company.

3.                  No Right of Set-off. The Company shall not, and shall have no right to, set-off against any principal or other amounts payable to Lender hereunder any amounts payable to the Company by Lender or any of its affiliates.

4.                  Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of that certain Warrant Purchase Agreement, dated as of December 31, 2012 (the “Warrant Purchase Agreement”), by and among BW Purchaser, LLC, a Delaware limited liability company, Pershing Square, L.P., a Delaware limited partnership, Pershing Square II, L.P, a Delaware limited partnership, and Pershing Square International, Ltd., a Cayman Islands exempted company.

5.                  Penalty Interest; Collection. Notwithstanding the foregoing, if any portion of the principal amount outstanding under this Note or any other amount due and payable by the Company hereunder is not paid when due, the amounts outstanding under this Note shall bear interest at the interest rate of twenty-four and 99/100 percent (24.99%) per annum, accrued daily and compounded annually, commencing on the applicable due date. Such interest shall be computed on the basis of the actual number of full calendar days elapsed divided by 360. Should the indebtedness represented by this Note, or any part thereof, be collected in law or in equity or in bankruptcy, receivership or other court proceedings, or this Note be placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and other amounts due and payable hereon and hereunder, all costs and expenses incurred in connection with such collection, or modification, as applicable, including, without limitation, reasonable attorneys’ and collection fees.

6.                  Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that the Company may not assign its obligations under this Note without the written consent of the Lender. Any transfer of this Note may be effected only by surrender of this Note to the Company and reissuance of a new note to the transferee. The Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company.

7.                  Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law thereof.

8.                  Invalidity. Any provision of this Note which may be determined by a court of competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.                  Headings. The heading of the sections, paragraphs and provisions of this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Note.

[signature page follows]

The Company has executed and delivered this Note as of the date first written above.

BROOKFIELD ASSET MANAGEMENT INC.

By:
Name: Title:

[Promissory Note]